SECOND AMENDMENT TO LEASE OF SPACE
7/17/2024
This Second Amendment to Lease of Space (“Amendment”) is made this day of July, 2024, between BPAZ HOLDINGS 14, LLC, a Delaware limited liability company (“Landlord”), and TRISALUS LIFE SCIENCES, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord’s predecessor-in-interest (CIP Owner LLC) and Tenant’s predecessor-in-interest (Surefire Medical, Inc.) entered into a Lease of Space dated February 4, 2014, as amended by that certain First Amendment to Lease of Space dated October 23, 2018 (collectively, the “Lease,” to which reference should be made for all capitalized terms not otherwise herein defined), pertaining to the Demised Premises commonly known as 6262 & 6272 W. 91st Avenue, in Westminster, Colorado 80031, consisting of approximately 20,840 square feet of Floor Area.

WHEREAS, Landlord and Tenant desire to enter into this Amendment to provide for an extension of the Lease Term, as more fully herein set forth.
NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Lease Term. The Lease Term is hereby extended for an additional period of five (5) years, commencing on January 1, 2027, and ending on December 31, 2031 (“Second Extended Lease Term”). All terms and conditions of the Lease shall continue to apply during the Second Extended Lease Term, as herein modified. Landlord and Tenant acknowledge that the Second Extended Lease Term is made in substitution of one (1) of Tenant’s Extension Options provided for in Section 9 of the Addendum to the Lease, and Tenant has one (1) remaining Extension Option for five (5) years as more fully provided therein.

2.Basic Rent. Tenant shall pay Basic Rent during the Extended Lease Term in the following amounts during the following time periods:

Period	Rental Rate	Monthly Basic Rent
01/01/27—12/31/27	$13.50/SF/Yr/NNN	$23,445.00/Mo
01/01/28—12/31/28	$14.04/SF/Yr/NNN	$24,382.80/Mo
01/01/29—12/31/29	$14.60/SF/Yr/NNN	$25,358.11/Mo
01/01/30—12/31/30	$15.19/SF/Yr/NNN	$26,372.44/Mo
01/01/31—12/31/31	$15.79/SF/Yr/NNN	$27,427.33/Mo
During the Second Extended Lease Term, Tenant shall continue to pay Tenant’s Pro Rata Share (17.02%) of Common Facilities Charges, Taxes and Landlord’s Insurance, in addition to Basic Rent as provided above.
3.Expansion Option. The Expansion Option as provided in Section 10 of the Addendum to Lease of Space shall remain in full force and effect during the Second Extended Lease Term. The Expansion Option shall be subject to all currently existing leases for the Expansion Space as of the date of this Amendment and all options and rights of renewal, expansion, extension or refusal affecting the Expansion Space. Therefore, Tenant shall have no option with regard to any portion of the Expansion Space which is currently leased or subject to a grant of any such options or rights by Landlord until termination or expiration of such lease and the lapse or expiration of any such options or rights.

4.Tenant Improvement Allowance.
(a)Tenant shall accept the Demised Premises in its “as-is” condition for the Second Amendment Lease Term and Landlord shall have no obligation to make or pay for any improvements to the Demised Premises, except as expressly provided herein. Tenant shall be entitled to construct improvements to the Demised Premises (“Second Extension Tenant Improvements”), subject to the terms and conditions provided in this Amendment. Tenant’s construction of the Second Extension Tenant Improvements shall be subject to Landlord’s reasonable approval of the plans and specifications therefor (and any change orders). Tenant shall be required to use Landlord’s construction management team to oversee and manage the design and construction process for the Second Extension Tenant Improvements. No construction management, design, and coordination fees shall apply for any Second Extension Tenant Improvements, nor to cosmetic maintenance or cosmetic upgrades (such as, but not limited to painting, carpeting, and other surface treatments). Tenant shall construct the Second Extension Tenant Improvements in a good and workmanlike manner, using new materials and in all respects in accordance with federal, state and local laws, ordinances and codes and the terms and conditions of the Lease. Tenant shall be responsible for obtaining all building permits and other governmental approvals required for the construction of the Second Extension Tenant Improvements. Notwithstanding anything to the contrary, no delay in construction of the Second Extension Tenant Improvements shall delay the commencement date of the Second Extended Lease Term or Tenant’s obligation to pay rent for the Demised Premises.

(b)Landlord shall pay up to $208,400.00 (which is up to $10.00 per square foot of Floor Area of the Demised Premises) (“Second Extension Tenant Improvement Allowance”) towards the cost of the Second Extension Tenant Improvements and Tenant shall pay all other costs and expenses of the Second Extension Tenant

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Improvements. Landlord shall disburse the Second Extension Tenant Improvement Allowance to Tenant at such time as Landlord determines that Tenant has satisfied the following requirements: (i) the Second Extension Tenant Improvements have been fully completed by Tenant (including, without limitation, obtaining a Certificate of Completion (AIA Form G704) certified by the general contractor and Tenant, and issuance of a final certificate of occupancy from the applicable governmental authority); (ii) Tenant shall provide written notice to Landlord at least thirty (30) days prior to the requested date of such disbursement; (iii) there shall have been no Default by Tenant under the Lease and there shall have been no mechanic’s lien recorded or asserted against Tenant or the Demised Premises with respect to the Second Extension Tenant Improvements; (iv) Tenant shall have furnished to Landlord mechanic’s lien waivers from the contractors, subcontractors and suppliers as to the payment, work and supplies related to the Second Extension Tenant Improvements, in form and substance satisfactory to Landlord; and (v) Tenant has delivered to Landlord a set of field record drawings and specifications reflecting as-built conditions. Tenant shall not be entitled to any refund, credit or reduction in Basic Rent or other compensation in the event the cost of the Second Extension Tenant Improvements are less than the Second Extension Tenant Improvement Allowance or Tenant fails to qualify to use the entire Second Extension Tenant Improvement Allowance hereunder. Tenant shall pay for all utility services and costs for the Demised Premises during Tenant’s construction of the Second Extension Tenant Improvements. Tenant’s request for disbursement of the Second Extension Tenant Improvement Allowance must be provided to Landlord with all work complete and all other conditions for such disbursement satisfied prior to January 1, 2028, and any undisbursed portion, less any pending requests, shall be forfeited without payment, refund, credit or reduction. At Landlord’s request (from time to time), Tenant shall provide to Landlord during construction of the Second Extension Tenant Improvements the costs of the Second Extension Tenant Improvements incurred by Tenant as of the date of such request. Upon substantial completion of the Second Extension Tenant Improvements and if applicable to the scope of work, Tenant shall deliver to Landlord a Certificate of Completion (AIA Form G704) (as provided above), together with a written statement of the total costs of the Second Extension Tenant Improvements (including any tenant improvement allowance paid by Landlord), each certified to Landlord by the general contractor and Tenant. To the extent the Second Extension Tenant Improvements consist of only painting and carpeting, Tenant shall not be required to comply with the requirements of clause (v) in this Section or deliver Landlord a Certificate of Completion (AIA Form G704).

5.Brokers. Landlord and Tenant each represents to the other party that it has not had dealings with any real estate broker, finder or other person with respect to this Amendment in any manner, except for Hadley Cox or CBRE, as Tenant’s broker (“Tenant’s Broker”). Tenant’s Broker shall be compensated by Landlord pursuant to a separate agreement. Except for such commission payable by Landlord to Tenant’s Broker, Landlord and Tenant hereby indemnify and hold each other harmless from any claim, demand, liability, or cause of action for any brokerage commission, fee, or other similar compensation or cost arising out of the acts of the other party hereto in connection with this Amendment.

6.Confidentiality. The terms and conditions of the Lease (as herein amended) constitute proprietary information of Landlord that Tenant covenants and agrees to keep strictly confidential. Tenant acknowledges that the disclosure of such information would adversely affect Landlord’s ability to negotiate other leases and impair Landlord’s relationship with other tenants. Tenant covenants and agrees that neither Tenant nor its employees or agents will directly or indirectly disclose the Basic Rent, financial terms or other terms and conditions of the Lease to any other tenant or prospective tenant of Landlord or any landlord related to Landlord, or to any other person or entity, other than (i) to Tenant's lenders, investors, potential acquirers, auditors, accountants, actual or proposed assignees or subtenants, brokers, attorneys, employees and agents who have a legitimate need to know such information (and who Tenant will also require to keep the same in confidence) and (ii) as may be required by applicable law or court order and (iii) in connection with any dispute, arbitration or litigation arising under the Lease. This provision will survive the expiration or earlier termination of the Lease.

7.Force and Effect. As herein modified, the Lease shall remain in full force and effect in accordance with the terms and conditions thereof. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
8.Counterparts/Electronic Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute the binding and enforceable agreement of the parties hereto. This Amendment may be executed and delivered by a party by facsimile or email transmission, which transmission copy shall be considered an original and shall be binding and enforceable against such party. Landlord and Tenant acknowledge and agree that DocuSign or other electronic signatures used for the execution of this Amendment shall be valid, binding and enforceable against such party.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
LANDLORD:

BPAZ HOLDINGS 14, LLC,
a Delaware limited liability company

By:	/s/ Soharb Saidi
	Name:	Soharb Saidi
	Title:	Authorized Agent

TENANT:
TRISALUS LIFE SCIENCES, INC.,
a Delaware corporation

By:	/s/ Sean Murphy
	Name:	Sean Murphy
	Title:	Chief Financial Officer

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